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Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 22, 1998, on our audits of the consolidated balance sheet of The Kroger Co. as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 27, 1997, December 26, 1996, and December 30, 1995. We also consent to the references to our firm under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.
Cincinnati, Ohio
April 16, 1998